Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the previously filed Registration Statements on Form S-8, as amended (File Nos. 333-186566, 333-205982 and 333-214450), which were declared effective on February 11, 2013, July 31, 2015 and November 4, 2016, respectively, of our report dated April 17, 2018 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Kaya Holdings, Inc. (the “Company”) for the years ended December 31, 2017 and December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ L & L CPAS, P.A.

L & L CPAS, P.A.

Certified Public Accountants

Charlotte, North Carolina

April 17, 2018